                                                                    EXHIBIT 12-1


               MICHIGAN CONSOLIDATED GAS COMPANY AND SUBSIDIARIES
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (THOUSANDS OF DOLLARS)


                                                     Twelve Months Ended        Twelve Months Ended       Twelve Months Ended
                                                       December 31, 1997          December 31, 1996         December 31, 1995
                                                     -------------------        -------------------       -------------------
EARNINGS AS DEFINED (1)
Net Income .................................              $125,630                     $122,239                 $112,727
Fixed charges ..............................                57,905                       53,831                   45,637
                                                          --------                     --------                 --------
  Earnings as defined ......................              $183,535                     $176,070                 $158,364
                                                          ========                     ========                 ========

FIXED CHARGES AS DEFINED (1)
Interest on long-term debt .................              $ 47,024                     $ 43,163                 $ 35,820
Interest on other borrowed funds ...........                 8,664                        8,012                    7,053
Amortization of debt discounts, premium
  and expense ..............................                 1,032                        1,081                      996
Interest implicit in rentals (2) ...........                 1,185                        1,575                    1,768
                                                          --------                     --------                 --------
  Fixed charges as defined .................              $ 57,905                     $ 53,831                 $ 45,637
                                                          ========                     ========                 ========

Ratio of Earnings to Fixed Charges .........                  3.17                         3.27                     3.47
                                                          ========                     ========                 ========

----------------
Notes:

(1) Earnings and fixed charges are defined and computed in accordance with Item 503 of Regulation S-K.

(2) This amount is estimated to be a reasonable approximation of the interest portion of rentals.

MichCon is a guarantor of certain other debt. Fixed charges related to such debt are deemed to be immaterial and therefore have been excluded from the above ratios.